EXHIBIT 99.1

Contact:	Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2007 First Quarter Results

ALPHARETTA, GEORGIA — May 9, 2007 (NYSE:NP) — Neenah Paper, Inc. today reported income from continuing operations for the first quarter 2007 of $15.2 million, or $1.01 per diluted common share, compared with income from continuing operations of $3.4 million, or $0.23 per diluted common share, for the first quarter of 2006. Net sales of $224.7 million for the first quarter 2007 increased almost 70 percent versus the prior year, while operating income of $27.6 million grew 176 percent from $10.0 million reported in the first quarter 2006. Results for the first quarter of 2007 include the company’s recent acquisitions of Neenah Germany and Fox River Paper Company.

Commenting on results for the quarter, Sean Erwin, Chairman and Chief Executive Officer said, “The benefits of the strategic changes we have made over the past year are evident with our increased scale and more profitable and diversified businesses. We are realizing gains with our expanded Technical Products platform and are excited about our ability to move forward as the leader in the premium fine paper market and take advantage of the opportunities and synergies available from the Fox River acquisition. Our results also reflect record operating performance at our Pictou pulp mill and ongoing strength in the pulp market.”

Fine Paper net sales of $72.3 million in the first quarter of 2007 grew 24 percent compared with $58.1 million in the first quarter of 2006, primarily due to added sales from Fox River following its acquisition on March 1, 2007. Operating income of $12.4 million in the first quarter of 2007 declined from $15.6 million in the first quarter of 2006. The decrease resulted from significantly higher prices for hardwood pulp as well as a less favorable sales mix and weaker market conditions. These items were only partly offset by higher selling prices and improved manufacturing efficiencies.

Technical Products net sales of $100.7 million in the first quarter of 2007 more than tripled from $33.0 million in the same period of 2006. In addition to reflecting a full quarter for Neenah Germany, sales benefited from increased volumes and higher net prices in domestic operations. Operating income for the first quarter of 2007 was $10.2 million compared to $2.0 million in the first quarter of 2006. The higher operating income in 2007 was due to both the inclusion of the German operations and gains in the domestic business, the latter benefiting from higher volumes and prices and more efficient mill operations that offset higher costs for pulp and other raw materials.

Net sales for Pulp (continuing operations) in the first quarter of 2007 were $52.0 million compared with $43.1 million for the same period of 2006. Shipments increased 11 percent, while market selling prices increased approximately 20 percent. These improvements were partly offset by lower sales of by-products. Operating income was $8.0 million in the first quarter of 2007 versus a loss of $3.6 million in the same quarter of 2006. The improvement resulted from increased selling prices, higher volumes and record productivity at the Pictou mill that more than offset higher costs for wood following the sale of 500,000 acres of our timberlands in June 2006. Operating income in 2007 also included $1.4 million for amortization of the deferred gain on the timberlands sale.

Selling, general and administrative (“SG&A”) expense was $17.9 million in the first quarter of 2007 and compared with $15.1 million in the first quarter of 2006. The increase was primarily due to direct added expenses for acquired companies. As a percentage of sales, SG&A declined from an average of 11 percent for the first quarter of 2006 to 8 percent in the first quarter 2007. Net interest expense was $6.0 million in the first quarter of 2007, increasing from $4.5 million in the first quarter of 2006 as a result of added borrowings to finance the Fox River and Neenah Germany acquisitions. The effective tax rate in the first quarter of 2007 was approximately 30 percent, compared with 38 percent in 2006.

Discontinued Operations

The company’s Terrace Bay pulp and woodlands operations, excluding certain post-retirement obligations, were transferred to Terrace Bay Pulp Inc. and Eagle Logging Inc. in August 2006. Results from Terrace Bay have been classified as discontinued operations for all periods presented. Losses for discontinued operations in the first quarter of 2007 were $0.5 million primarily as a result of expenses for certain post-employment obligations of former Terrace Bay employees. In the first quarter of 2006, there was a net loss of $2.5 million from discontinued operations.

CONFERENCE CALL

As previously announced, Neenah Paper will hold a conference call to discuss first quarter earnings and other matters of interest at 11 a.m. (Eastern) on Thursday, May 10. The call will be simultaneously broadcast over the World Wide Web, and stockholders and other interested parties are invited to listen to the live broadcast or participate in the call by following the instructions set out in the Investor Relations section of the company’s Web site (www.neenah.com). A copy of the press release and related financial information is also posted on the site, and a replay of the call will be available at the site through May 31.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, ESSE®, KIMDURA® and MUNISING LP®, Gessner® and varitess®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has paper manufacturing operations in the United States and Germany, and a pulp mill and related timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar, U.S. dollar/Euro and other currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to realize anticipated cost savings, and the successful integrations of the former Fox River business and Neenah Germany operations. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2007	2006

Net Sales	$224.7	$132.9
Cost of products sold	181.2	109.4
Gross Profit	43.5	23.5
Selling, general and administrative expenses	17.9	15.1
Gain on sale of woodlands	(1.4)	—
Other income - net	(0.6)	(1.6)
Operating Income	27.6	10.0
Interest expense-net	6.0	4.5
Income From Continuing Operations Before Income Taxes	21.6	5.5
Provision for income taxes	6.4	2.1
Income From Continuing Operations	15.2	3.4
Loss From Discontinued Operations	(0.5)	(2.5)
Net Income	$14.7	$0.9

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$1.03	$0.23
Discontinued Operations	(0.04)	(0.17)
Basic	$0.99	$0.06

Diluted
Continuing Operations	$1.01	$0.23
Discontinued Operations	(0.03)	(0.17)
Diluted	$0.98	$0.06

Weighted Average Common
Shares Outstanding (000s)
Basic	14,790	14,743

Diluted	15,005	14,796

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(In millions)

(Unaudited)

	For the Three Months Ended March 31,
Business Segment Data	2007	2006

Net Sales:
Fine Paper	$72.3	$58.1
Technical Products	100.7	33.0
Pulp	52.0	43.1
Intersegment Sales	(0.3)	(1.3)
Consolidated Total	$224.7	$132.9

Operating Income:
Fine Paper	$12.4	$15.6
Technical Products	10.2	2.0
Pulp	8.0	(3.6)
Unallocated corporate expenses	(3.0)	(4.0)
Consolidated Total	$27.6	$10.0
Balance Sheet Data	March 31, 2007	December 31, 2006
Cash and cash equivalents(1)	$3.5	$1.6
Adjusted working capital(2)	149.9	92.6
Total debt	359.9	283.6
Stockholders’ equity	203.7	184.9
Total assets	890.7	744.7
	For the Three Months Ended March 31,
Cash Flow Data	2007	2006
Cash provided by operating activities	$0.4	$16.3
Depreciation and amortization	11.0	6.7
Amortization of stock-based compensation	1.7	1.4
Capital expenditures	6.2	3.4
Pension contributions(3)	1.9	1.8

Notes:

(1)           Excludes $10.1 million of restricted cash which is available for the payment of certain capital expenditures.

(2)           Adjusted working capital consists of all current assets and current liabilities, net of cash
(including restricted cash) and debt payable within one year.

(3)           Cash contributions to pension trusts.